UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

September 18, 2008
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DEVRY INC.
(Exact name of registrant as specified in its charter)

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Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Tower Lane, Suite 1000 Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

(630) 571-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On September 18, 2008, DeVry Inc. (the “Company”) completed the acquisition of U.S. Education Corporation (“USEC”) from William Blair Capital Partners VII QP, L.P., ClearLight Partners, LLC and the other stockholders and optionholders of USEC.  Pursuant to the transaction, the Company purchased approximately 99% of the common stock and all of the preferred stock of USEC directly from the stockholders and acquired the remaining shares of USEC that were held by a minority stockholder through a “short-form” merger under the Delaware General Corporation Law.   USEC's operating subsidiaries Apollo College and Western Career College prepare students for careers in health care through certificate and associate degree programs in such fields as nursing, biotechnology, medical and dental assisting, dental hygiene, respiratory therapy, pharmacy tech, lab tech, physical therapy tech and vet tech.  Apollo and Western are headquartered in Mission Viejo, California.

The purchase price was $290 million in cash, paid at closing and subject to post-closing adjustment for working capital and other items.  The Company financed the transaction through a combination of cash of approximately $124 million, utilizing approximately $120 million of the Company’s existing credit facility and borrowing approximately $46 million against its outstanding auction rate securities.

The Company will file by amendment to this Current Report on Form 8-K with the Securities and Exchange Commission (the "SEC") the financial statements and pro forma financial information required to be filed pursuant to Item 9.01(a) and 9.01(b) of Current Report on Form 8-K not later than 71 days after the date that this Current Report on Form 8-K was required to be filed with the SEC.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

In connection with the completion of the acquisition of USEC, on September 18, 2008, the Company borrowed approximately $120 million under its Credit Agreement, dated as of May 16, 2003, as amended, between the Company and Global Education International, Inc., an international subsidiary of the Company, as borrowers, and certain financial institutions and Bank of America, N.A., as lenders.  The details of this Credit Agreement are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008, which description is contained in Item 7 (pages 58-59) and in Note 10 of the Notes to Consolidated Financial Statements (pages 81-82) , and is incorporated herein by this reference.

Also in connection with the completion of the acquisition of USEC, on September 18, 2008, the Company borrowed approximately $46 million against its outstanding auction rate securities under a temporary, uncommitted, demand revolving line of credit facility between the Company and UBS Bank USA (the “Lender”).  Pursuant to this credit facility the Company has the option to borrow up to 80% of the fair market value of its auction rate securities portfolio held through the Company’s broker, UBS, not to exceed $46 million. The fair market value of this auction rate securities portfolio was approximately $57.8 million as of August 31, 2008.

Under this lending agreement, the Lender may demand payment at any time and for any reason.  In addition, the credit facility may be terminated at the Lender’s discretion, on such date as the auction rate securities portfolio may be liquidated in such amounts and at such a price as the Lender may determine to be acceptable.

Under this lending agreement, interest will be charged monthly at a rate equal to 30-day LIBOR, adjusted daily, plus a spread which is initially set at 50 basis points.  No interest payments are required as long as the minimum equity ratio is maintained in the collateral accounts and outstanding loan balances do not exceed the approved credit limit.  Any proceeds from the liquidation, redemption, sale or other disposition of all or part of the auction rate securities and all interest, dividends and other income payments received from the auction rate securities will be transferred automatically to the Lender as payments under the lending agreement.

Item 7.01.  Regulation FD Disclosure.

A copy of the Company’s press release announcing the completion of the acquisition is furnished as Exhibit 99.1 to this Report and is incorporated by reference into this item.

Item 9.01  Financial Statements and Exhibits.

99.1	Press Release dated September 18, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVRY INC.
(Registrant)

Date:	September 23, 2008	By:	/s/ Richard M. Gunst
Richard M. Gunst
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release dated September 18, 2008.